Exhibit 4.3

                  FRANKLIN STREET PARTNERS LIMITED PARTNERSHIP

                               SECOND AMENDMENT TO
            THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

      This Second Amendment to the Third Amended and Restated Limited Partnership Agreement, dated as of January 1, 2000 (the "Partnership Agreement") of Franklin Street Partners Limited Partnership, a Massachusetts limited liability partnership (the "Partnership"), is made as of June 26, 2000 by and among FSP General Partner LLC, a Massachusetts limited liability company ("FSP LLC"), Scott H. Carter and Jeffrey B. Carter as limited partners (the "Class B Limited Partners") and those Persons listed on Schedule II to the Partnership Agreement as limited partners (the "Limited Partners"). Capitalized terms used herein and otherwise defined shall have the respective meanings ascribed to them in the Partnership Agreement.

      WHEREAS, the Partnership was formed as a limited partnership pursuant to an Agreement of Limited Partnership dated as of January 24, 1997, as amended to date in the form of the Partnership Agreement, and a Certificate of Limited Partnership dated as of February 4, 1997, filed with the Office of the Secretary of State of the Commonwealth of Massachusetts on February 4, 1997;

      WHEREAS, Section 8.04 of the Partnership Agreement provides that the General Partner and a majority in interest of the Limited Partners may amend the Partnership Agreement; and;

      WHEREAS, a majority in interest of the Limited Partners have consented to the adoption of this Second Amendment.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed that the Partnership Agreement is amended as follows:

      A new Section 6.04 in the form attached hereto as Appendix A is hereby added to the Partnership Agreement.

      Except as specifically amended hereby, the Partnership Agreement shall remain in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of June 26, 2000.

                                GENERAL PARTNER:

                                FSP GENERAL PARTNER LLC

                                By: /s/ George J. Carter
                                    --------------------------------------------
                                    George J. Carter, Managing Member


                                CLASS B LIMITED PARTNERS
                                AND LIMITED PARTNERS:

                                By: /s/ George J. Carter
                                    --------------------------------------------
                                    George J. Carter, their attorney-in-fact


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                                                                      APPENDIX A

Appendix A

6.04  Purchase of Interests of Limited Partners.

      (a) The Partnership shall use its best efforts to repurchase Units on an annual basis from Limited Partners desiring to have such Units repurchased upon the terms and conditions set forth below.

      (b) A Limited Partner wishing to have some or all of his or her Units repurchased by the Partnership must mail or deliver a written request to the Partnership indicating his or her desire to have such Units repurchased. Any such request must be received by the Partnership on or before July 1 immediately preceding the January 1 date on which the repurchase is to be effective. Any such request to have Units repurchased shall constitute an offer by the Limited Partner to sell such Units and shall be irrevocable. If the Partnership does not have sufficient funds to purchase all of the Units so offered or is otherwise prohibited from purchasing all of the Units so offered, the Partnership will purchase Units in the order in which effective offers are received from offerors to the extent that the Partnership has funds available therefor and is not prohibited from purchasing Units.

      (c) The purchase price for any Units purchased by the Partnership will equal 90% of the Fair Market Value of the Units. "Fair Market Value" of a Unit shall mean the fair market value as determined by the General Partner in its sole and absolute discretion, after consultation with an adviser selected by the General Partner. Any repurchase of Units by the Partnership shall be effective as of January 1 of the year following the year in which the corresponding offer was timely made pursuant to Section 6.04(b). Any Limited Partner whose Units are to be repurchased shall execute and deliver such transfer and other documents and instruments as the Partnership may reasonably request. Any Units repurchased by the Partnership shall be cancelled and shall not be reissued by the Partnership.

      (d) In fulfilling the Partnership's obligation to use best efforts to repurchase Units for which offers have been timely made pursuant to Section 6.04(b), the General Partner shall be authorized to take such steps as it deems appropriate, in its sole discretion, including without limitation the disposition of assets of the Partnership (including assets owned by Sponsored Partnerships which have been acquired by the Partnership) and incurring indebtedness on behalf of the Partnership.

      (e) Notwithstanding anything herein to the contrary, no Unit shall be repurchased by the Partnership pursuant to this Section 6.04 if:

            (i) The Partnership is insolvent or such repurchase would render the Partnership insolvent;

            (ii) Such repurchase would impair the capital or operations of the Partnership;


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            (iii) Such repurchase would contravene any provision of federal or state securities laws;

            (iv) Such repurchase would cause the Partnership to terminate as a partnership under the Code;

            (v) Such repurchase would cause the Partnership to fail to qualify for one or more of the "safe harbors" contained in Treasury Regulation Section 1.7704-1(e) through (j) that would preclude the Partnership from being treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code; or

            (vi) The General Partner determines such repurchase would otherwise not be in the best interests of the Partnership.

      (f) If the Partnership is unable to repurchase any Units, the Partnership shall use its best efforts to arrange for a purchase by a third party or parties, including without limitation members of the General Partner, of such Units; provided, however, that no such purchase shall be effected if it would not be permitted under the terms of Section 6.04(e). In addition, the Partnership shall have the right to satisfy its obligations under Section 6.04(a) by arranging for the purchase of Units by any such third party or parties for the price set forth in Section 6.04(c).

      (g) Any request for repurchase of Units by a Limited Partner pursuant to
Section 6.04(b) shall be binding on such Limited Partner's successors, heirs and assigns.